Form of Letter to Brokers, Dealers,
              Commercial Banks, Trust Companies and Other Nominees
                Regarding the Supplement Dated September 25, 2000
                     to the Offer to Purchase Its Shares by

                        JARDINE FLEMING INDIA FUND, INC.

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      Jardine Fleming India Fund, Inc. (the "Fund") has amended its Offer to Purchase dated September 14, 2000 (the "Offer to Purchase"), and is now offering to purchase up to 3,036,836 of its issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), for cash at a price equal to 95% of their net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on the trading day the Offer expires upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 14, 2000, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer").

      The Fund amended the Offer to Purchase on September 25, 2000, increasing the number of Shares the Fund is seeking to purchase from 2,508,022 Shares to 3,036,836 Shares. In addition, the Fund moved the date as of when the purchase price is to be determined from the Fund's NAV per Share from the day after the date the Offer expires to the date the Offer expires. The date the Offer expires has not been changed. THE OFFER EXPIRES AT MIDNIGHT NEW YORK TIME ON OCTOBER 12, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE").

      The following documents are enclosed:

      (1)   Supplement to the Offer to Purchase, dated September 25, 2000; and

      (2) Form of Amended Letter to Clients, which may be sent upon request for information by your clients for whose account you hold shares registered in your name (or in the name of your nominee).

      In addition, please note the following:

            a. The Letter of Transmittal that accompanied the Offer to Purchase, dated September 14, 2000, should continue to be used to tender Shares, with the understanding that amount of Shares tendered for has been increased to 3,036,836 and that the terms of the Offer as enumerated therein have been amended, in both cases as set forth in the Supplement to the Offer to Purchase.

            b. The Notice of Guaranteed Delivery that accompanied the Offer to Purchase, dated September 14, 2000, should continue to be used to accept the Offer if share certificates are not immediately available, with the understanding that the amount of Shares tendered for has been increased to 3,036,836, as set forth in the Supplement to the Offer to Purchase.

      No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup withholding tax at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided to the Fund or the Depositary. Certain withholdings may also apply with respect to payments to non-U.S. shareholders. See Instruction 14 of the Letter of Transmittal.

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Additional copies of the enclosed material may be obtained from Georgeson Shareholder Communications Inc., the Information Agent, in the manner indicated in the Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at (212) 440-9800.

                                    Very truly yours,


                                    JARDINE FLEMING INDIA FUND, INC.

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.
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